Del Monte Foods Company
Non-Employee Director Compensation Plan
Purpose
This Non-Employee Director Compensation Plan is intended to promote the interests of Del Monte Foods Company (the “Company”) by providing the Non-Employee Directors of the Company with incentives and rewards that encourage superior management, growth and protection of the business of the Company.
Annual Cash Retainers
Non-Employee Directors will receive an annual retainer of $60,000. The Lead Director will receive an annual retainer of $15,000; the Chairperson of the Audit Committee will receive an annual retainer of $20,000; the Chairperson of the Compensation Committee will receive an annual retainer of $12,000; and the Chairperson of the Nominating and Corporate Governance Committee (Corporate Governance Committee) will receive an annual retainer of $10,000. Payment of annual retainers will be made in cash in arrears on a quarterly basis five business days following the fiscal quarter close (the “Payment Date”). Non-Employee Directors elected or appointed to the Board between annual stockholder meetings will receive that percentage of the annual retainer that equals the percentage of the year (beginning from the first day of the fiscal quarter of such Director’s appointment/election) remaining until the next annual stockholders meeting. Non-Employee Directors terminating Board service between annual stockholder meetings will receive that percentage of the annual retainer that equals the percentage of the year (beginning from the date of the last annual stockholder’s meeting) that has elapsed upon the end of the fiscal quarter in which such termination occurs.
Board Meeting Fees
Non-Employee Directors will also receive $2,000 for each Board meeting attended in person or telephonically. Payment of fees for Board meetings attended during a fiscal quarter will be made in arrears on the relevant Payment Date.
Committee Meeting Fees
Non-Employee Directors who are members of the Compensation Committee or Corporate Governance Committee (including the Chairs of such Committees) will receive $1,500 for each committee meeting attended in person or telephonically. Non-Employee Directors who are members of the Audit Committee (including the Chair) will receive $2,000 for each committee meeting attended in person or telephonically. Unless otherwise specified by a resolution of the Board of Directors, Non-Employee Directors who are members of a special committee will receive $2,000 for each committee meeting attended in person or telephonically. Payment of fees for committee meetings attended during a fiscal quarter will be made in arrears on the relevant Payment Date.

Equity Compensation
Non-Employee Directors will also receive $80,000 annually (promptly after the annual stockholders meeting), payable in restricted Company stock, or restricted stock units (RSU), issued pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan, or any subsequent Company stock incentive plan adopted by the Board of Directors and approved by the stockholders, and the applicable restricted stock/RSU agreement in effect from time to time. The number of shares payable in Company restricted stock/RSU will be determined by dividing the equity compensation dollar amount ($80,000) by the average of the high and low stock prices on the date of grant, rounded up to the next whole share. Subject to the terms of the applicable restricted stock/RSU agreement in effect from time to time, the restricted stock/RSU will vest in equal portions over three years from the date of grant. Non-Employee Directors elected or appointed to the Board between annual stockholder meetings will receive that percentage of the annual equity compensation dollar amount that equals the percentage of the year (beginning from the first day of the fiscal quarter of such Director’s appointment/election) remaining until the next annual stockholders meeting. Non-Employee Directors terminating Board service between annual stockholder meetings will receive that percentage of the annual equity compensation dollar amount that equals the percentage of the year (beginning from the date of the last annual stockholder’s meeting) that has elapsed upon the end of the fiscal quarter in which such termination occurs.
Travel Reimbursement
The Company will reimburse Non-Employee Directors for travel expenses to and from Board meetings and incurred in connection with other Company business. Non-Employee Directors are encouraged to make travel arrangements through the Del Monte Corporate Travel Department, but directors may use any other travel agencies or travel services that offer discounted rates. Non-Employee Directors are also encouraged to make travel arrangements as far in advance as possible.
The Company will reimburse:
•	Airfare. Airfare, including commercial first/business class. The use of private planes will be reimbursed up to the cost of a commercial flight.

•	Ground Transportation. Transportation between airports, meeting locations, hotels and home/office. Use of taxis or town cars (as opposed to stretch limousines) is encouraged.

•	Lodging. Non-Employee Directors are encouraged to use the Del Monte Corporate Travel Department to book hotel reservations to take advantage of negotiated rates, but other travel agencies or travel services that provide discounted rates to the director may be used. Directors are expected to select reasonable accommodations consistent with routine business travel. The

Company will reimburse reasonable lodging related charges, including telephone charges. Where practical, Non-Employee Directors are encouraged to use cellular phones or other reasonable means to avoid costly hotel telephone surcharges.
•	Meals. Reasonable expenditures for meals while traveling on Company business, including tips.

•	Miscellaneous. Other reasonable business expenses.
Travel expenses incurred by a spouse or other companion are not eligible for reimbursement.
Reimbursement Procedures.   Non-Employee Directors should submit all requests for reimbursement to the Corporate Secretary. Reimbursement requests should include a summary or cover letter of the items for reimbursement and original receipts for all expenses exceeding $25. Further, if reimbursement is requested for travel to an event other than a Del Monte Board or Committee meeting, a business explanation for the travel should be included. It is expected that Internal Audit will review travel expenses annually.
Deferred Compensation
Pursuant to the Del Monte Foods Company Non-Employee Director Deferred Compensation Plan (the “Deferred Plan”), Non-Employee Directors may make an election to defer receipt of any retainer, fees or equity compensation. Such deferral will be credited in Company deferred stock units calculated pursuant to the Deferred Plan and will be distributed in whole shares. Generally, deferred cash will be converted into deferred stock units by dividing such cash amount by the average of the high and low stock prices on the Payment Date, rounded up to the nearer whole share. Generally, deferred equity compensation (shares, restricted stock or restricted stock units) will be converted to deferred stock units on a one-for-one basis. Under no circumstances will the deferred stock units be reconverted into cash at any time.
Stock Options
Non-Employee Directors that have received stock options shall be entitled to exercise any vested options up to 90 days after termination of service on the Board of Directors. In addition, Non-Employee Directors are required to hold 100% of “profit shares” attributable to option exercises for one (1) year after exercise. A profit share is defined as option profit, net of taxes, expressed in the form of shares.
Amendments or Modifications
The foregoing sets forth the Company’s current compensation plan for Non-Employee Directors of the Board of Directors. The Board of Directors may, at any time, amend or modify this plan in whole or in part.

Administration
This plan shall be administered by the Corporate Governance Committee. The Corporate Governance Committee also shall have the discretion to submit for approval by the Board of Directors any amendments or modifications to this plan.